Exhibit 10.3

MANAGEMENT AGREEMENT

This MANAGEMENT AND OPERATIONS AGREEMENT (this “Agreement”) is made as of November 1, 2023 (the “Effective Date”), by and between LQR HOUSE, INC. (the “Company”), a Nevada corporation, and KBROS, LLC, (the “Manager”), a California corporation.

RECITALS

WHEREAS, the Company desires to engage the Manager to provide the Management Services (as defined below), and the Manager desires to provide the Management Services on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Management Services.

Commencing on the date of this Agreement, Manager shall provide to the Company the following services relating to the sale of spirits and other beverage products (the “Products”) through the website associated with the domain name www.cwspirits.com (together with any successor thereto, the “Website”) which is owned by the Company (the “Business” and such services the “Management Services”):

a.	Performance of all functions necessary for the operation of the Business other than the promotion and marketing of the products sold through the Website which shall be the sole and exclusive responsibility of the Company (“Marketing”);

b.	Acquisition of and delivery to the Company of all copy, images, graphics and other materials from manufacturers and distributors of the Products, and all rights and permissions related thereto as are necessary for Marketing;

c.	Delivery to the Company of such plans, forecasts and reports as the Company may reasonably request;

d.	Procurement and maintenance of all certificates, licenses, authorizations and registrations required to import, possess, promote, sell, distribute and receive payment for the Products and compliance with all laws, rules and regulations applicable thereto and to the operation of the Website;

e.	Fulfillment shall order for Products placed through to the Website;

f.	So long as the Manager has possession of any personal data of any individual as defined under applicable laws, rules and regulations (together with any such data in the possession of third party vendors engaged by the Manager, “Personal Data”), maintenance and implementation of appropriate administrative, technical and physical safeguards and plans to: (i) maintain the security of the Website and the security and confidentiality of all Personal Data; (ii) implement reasonable safeguards to protect against threats or hazards to the security or integrity of the Website and Personal Data; and (iii) implement reasonable safeguards to protect against unauthorized access to or use of the Website or Personal Data. The Manager shall provide the Company on reasonable request with copies of such plans or with summaries of key provisions of such plans;

g.	Maintenance at its expense of an inventory of Products sufficient to fulfill all orders placed through the website on a timely basis;

h.	Manager shall prepare and maintain financial records sufficient for the Company to prepare its financial statements in accordance with U. S. generally accepted accounting principles and shall deliver to the Company such reports and information as may be requested by Company from time to time;

i.	Selection and employment of all personnel necessary to service the Business; and

j.	Maintain the assets of the Company in good repair, order and condition, normal and reasonable wear and tear excepted.

2. Obligations of the Company.

The Company shall:

a.	provide the Marketing Services; and

b.	respond and handle all complaints, charge backs, refunds and disputes for customers of the Website.

3. Additional Agreements of the Manager.

The Manager agrees that at all times during the term of this Agreement it shall, to the extent the Company has adequate funds thereto:

a.	do nothing, and permit nothing to be done (which is within the control of the Manager), which will or might cause the Business or the Company to operate in an improper or illegal manner.

b.	not cause a default in any of the terms, conditions and obligations of any of the contracts and other agreements of the Company.

c.	allow the Company and its employees, attorneys, accountants and other representatives of the Company, full and free access to its books and records, and all of the facilities of the Manager relating to the Business.

4. Compensation.

a.	Base Compensation

While Manager is employed by the Company hereunder and as otherwise provided in this Agreement, the Company shall pay to Manager a monthly fee in the amount of $40,000, payable in advance, with the first payment being due and payable on December 1, 2023 and each succeeding payment being due and payable on the first day of each succeeding calendar quarter during the term of this Agreement (“Base Compensation”).

b.	Incentive Compensation. In addition to the Base Compensation, the Manager shall be entitled to monthly incentive payments (the “Incentive Payments”), payable on or before the fifteenth (15th) day of the calendar month immediately following the calendar month with respect to which the amount of the incentive payment is determined, commencing with the calendar month ending on November 30, 2023, in an amount equal to One Hundred Thousand Dollars ($100,000.00) for each One Million Dollars ($1,000,000) of gross revenue generated through sales made on or through the website associated with the domain name www.cwspirits.com (or any successor website) (“Website Revenue”) for such calendar month; provided, that, within fifteen (15) days of the filing of each of the Company’s quarterly reports with the U.S. Securities and Exchange Commission (the “SEC”), the amount of such incentive payment for the months during the applicable fiscal quarter shall be adjusted, upwards or downwards, as the case may be, based on the Website Revenue for the applicable quarter as reported by the Company in its quarterly filing with the SEC for such quarter. Any such downwards adjustment shall require the Manager to pay the amount of such downwards adjustment to the Company within ten (10) days of the determination of such adjustment. Any such upwards adjustment shall require the Company to pay the amount of such upwards adjustment to the Manager within ten (10) days of the determination of such adjustment. Notwithstanding the foregoing, in no event shall the total amount of the Incentive Payments paid to the Manager in any one fiscal year exceed Five Million Dollars ($5,000,000.00).”

c.	Expenses

While Manager is employed by the Company hereunder, the Company shall reimburse Manager for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by it in the performance of its duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

5. Term of Agreement; Termination of Rights.

a.	Term. The term of this Agreement shall commence on the Effective Date of this Agreement and continue until the tenth (10th) anniversary of the Effective Date, unless terminated earlier as set forth herein (the Term”).

b.	Termination. This Agreement may be terminated by the Parties as follows:

i.	The Company may terminate this Agreement for convenience with thirty (30) days prior written notice to the Manager at any time;

ii.	any Party may terminate this Agreement if any other Party is in material breach of any of its obligations under this Agreement and fails to cure such breach within thirty (30) days after receiving written notice from any non-breaching Party of the existence of such breach; and

iii.	any Party may terminate this Agreement if any other Party becomes bankrupt, enters into a composition with its creditors, has a receiver appointed for its assets, or becomes the subject of any winding up of its business or any judicial proceeding relating to or arising out of its financial condition.

6. Indemnification.

6.1 By the Manager. The Manager shall defend, indemnify and hold the Company, its officers, directors, shareholders, employees, attorneys and agents harmless with respect to any and all claims, damages and expenses of every kind or nature whatsoever, including reasonable attorneys’ fees, arising from or relating to claims of third parties relating to any breach of this Agreement by the Manager or to the operation of and transactions effected through, the Website, except to the extent subject to indemnification by the Company under Section 5.2.

6.2 By the Company. The Company shall defend, indemnify and hold the Manager, its officers, directors, shareholders, employees, attorneys and agents harmless with respect to any and all claims, damages and expenses of every kind or nature whatsoever, including reasonable attorneys’ fees, arising from or relating to claims of third parties relating to any breach of this Agreement by the Company.

7. Miscellaneous

7.1 Status of Parties. In all matters relating to this Agreement, each Party is an independent contractor and not an employee or agent of any other Party. No Party shall have authority, express or implied, to assume or create any obligation on behalf of any other Party, or to represent any other Party as agent, employee, or in any other capacity in any manner whatsoever. Nothing contained in this Agreement shall be construed or applied to create a partnership.

7.2 Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, (ii) on the fifth (5th) business day after the date on which deposited in the mail, airmail postage prepaid, certified or registered mail, return receipt requested, or (iii) when delivered if sent by recognized express commercial delivery service (e.g., Federal Express, DHL, etc.), addressed to the Party for whom intended at the address set forth below, or at such other address for which notice has been delivered in a manner permitted by this Section 7.2.

If to the Company:

6800 INDIAN CREEK DR,

UNIT 101,

MIAMI BEACH FL 33141

If to the Manager:

1350 Main St 2127

Ramona CA 92065

7.3 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements and arrangements, whether written or oral, that may exist between the Parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or otherwise modified except by a writing duly executed by the Parties.

7.4 Binding Effect: Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Each Party may assign this Agreement and its rights hereunder to an affiliate of that Party or in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of that Party’s assets relating to its business activities under this Agreement; provided that an assignment shall not relieve the assigning Party of its obligations hereunder.

7.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the tem1s, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

7.6 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

7.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Palm Beach County, Florida, in any legal suit, action, or proceeding arising out of or based upon this Agreement.

7.9 Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. This Agreement has been negotiated by the respective Parties hereto with full opportunity to obtain advice of their attorneys, and the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:

LQR HOUSE, INC.

By:	/s/ Kumar Abhishek
Name:	Kumar Abhishek
Title:	Director Finance

MANAGER:

KBROS, LLC

By:	/s/ Shawn Kattoula
Name:	Shawn Kattoula
Title:	Pres